Exhibit 16.1

Green & Company, CPAs A PCAOB Registered Accounting Firm

November 18, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response of Item 4.01 of the Form 8-K to be filed by our former client, Steampunk Wizards, Inc. on November 18, 2015. We agree with the statements made in response to that item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in the Form 8-K mentioned above.

Sincerely,

/s/ Green & Company, CPAs LLC

Green & Company, CPAs
Temple Terrace, FL